Exhibit 99.1
Press release of RCN Corporation, dated July 8, 2008
FOR IMMEDIATE RELEASE
Recognized Telecom Marketing Executive Charles E. Levine
Joins RCN’s Board of Directors
Herndon, VA, July 8, 2008 - RCN Corporation (NASDAQ: RCNI), a leading provider of digital television, data, and voice services to residential, business and carrier customers, today announced that Charles E. Levine, 55, has been appointed to its board of directors, increasing the number of members of RCN’s Board from six to seven.
Mr. Levine, currently an independent director of technology focused companies and a management consultant, has an impressive track record of developing brands into large businesses, most notably at Sprint PCS (now Sprint Nextel), the fastest growing product or service in history, where as chief sales and marketing officer and as president, he oversaw revenue growth from zero to $13 billion in four and one-half years, and at AT&T, where he helped lead turnarounds in the Consumer Products and Small Business Markets and pioneered the development of products focused on small businesses, including one video conferencing product which was recognized as Popular Electronics Product of the Year.
Michael E. Katzenstein, chairman of RCN’s board of directors, stated, “On behalf of the entire board, I would like to extend a warm welcome to Charles Levine. His tremendous record of corporate achievement, high-level expertise in telecommunications branding and marketing, and practical, matter-of-fact business approach make him an excellent addition to RCN’s Board. We look forward to Charles’s insights as RCN pursues the large vertical growth opportunity in its footprint.”
Mr. Levine began his career at Procter & Gamble Company, where he managed leading brands, and General Electric, where he rose to the position of general manager, Home Control Products, Consumer Electronics. Subsequently, he held high-level marketing posts in Consumer Electronics and small and medium businesses service divisions at AT&T, and senior management positions at CAD Forms Technology and Octel Communications, now part of Lucent. Mr. Levine was named Marketer of the Year in 1999 by MC Magazine and “CEO of the Year” in 2001 by Frost & Sullivan for his impressive achievements at Sprint PCS.

Mr. Levine currently serves as Chairman of the Board of Directors of Openwave Systems and Sierra Wireless and has served on the Boards of Visage Technology, Somera Communications, L1 Identity Systems and Lexar Media. He holds an M.B.A., Marketing, from the J. L. Kellogg Graduate School of Management-Northwestern University, and a B.A. in Economics from Trinity College.
About RCN Corporation
RCN Corporation, http://www.rcn.com, is a facilities-based, competitive broadband telecommunications services provider delivering video, high-speed data and voice services to residential and small-medium business customers under the brand names of RCN and RCN Business Services, respectively. In addition, through the RCN Metro Optical Networks business unit, RCN delivers fiber-based high-capacity data transport services to large commercial customers, primarily large enterprises and carriers, targeting the metropolitan central business districts in the company’s geographic markets. RCN’s primary service areas include Washington, D.C., Philadelphia, Lehigh Valley (PA), New York City, Boston and Chicago.
RCN Forward-Looking Statements
This press release contains forward-looking statements regarding future events and future performance of RCN that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of RCN’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that RCN files from time to time with the Securities and Exchange Commission.

Contacts:	Richard Ramlall, SVP Strategic and External Affairs, RCN, 703-434-8430 Carolyn Capaccio, Lippert/Heilshorn & Associates, 212-838-3777